Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Goals, Strategies, and Risks" and "Independent Registered Public Accounting Firm" in the Statement of Additional Information in Post-Effective Amendment Number 4 to the Registration Statement (Form N-2, Number 333-144926) of Franklin Mutual Recovery Fund and to the incorporation by reference of our reports dated May 19, 2011 on Franklin Mutual Recovery Fund included in the Annual Report to Shareholders for the fiscal year ended March 31, 2011.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

July 27, 2011